Exhibit 99.1

Power Medical Interventions, Inc. Reports Second Quarter 2008 Financial Results

Langhorne, PA — August 13, 2008 — Power Medical Interventions®, Inc. (NASDAQ: PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the second quarter ended June 30, 2008.

The Company stated that the principal factor driving its results of operations in 2008 has been the continuing roll-out of its next generation wireless technology.  Interest in the new technology among surgeons and institutions remains high, and the Company’s installed base of i-Series instruments placed in hospitals worldwide has continued to grow. As often occurs during a major release of a new technology platform, and as previously disclosed by the Company, PMI has encountered challenges that have slowed the rate of adoption of its new technology. This has resulted in post launch revenues that have been lower than expected and affected the Company’s gross margins during the first six months of 2008.

However, the Company has taken significant steps toward resolving these challenges, and meanwhile has continued to build out its i-Series product portfolio by introducing new Intelligent Surgical Instruments as well as enhanced and improved versions of its existing i-Series products. The Company expects that, over the long term, prospects for its proprietary line of Intelligent Surgical Instruments remain high.

Financial Results

Sales in the three months ended June 30, 2008 remained flat at $2.2 million compared to the first quarter of 2008, and decreased by 9% compared to $2.4 million in sales during for the second quarter of 2007, primarily as a result of lower than expected i60 reload revenues. Reload revenues were $444,000 in the second quarter of 2008, compared to $478,000 in the first quarter. Second quarter 2008 sales were adversely affected by the Company’s decision during the second quarter to upgrade the articulation joint of the i60 and i45 instruments, arguably the most enabling feature of the instrument, to address concerns over premature wear which was reducing the useful life of the instrument and deterring surgeons from using the device. The enhanced i60, which incorporates a new, banded articulating joint, was not available until the end of July. In the interim, the Company made available to customers a modified “straight” version of the i60 instrument without the articulating joint, and reload revenue during the second quarter of 2008 was attributable primarily to usage of this modified version of the i60.

The Company’s gross margin was ($859,000) or (40%) of sales in the three months ended June 30, 2008 compared to a gross margin of $429,000 or 18% during the corresponding period in 2007.  The decrease in gross margin is attributable to increased cost of sales, including approximately $494,000 related to the i60 and iDrive devices that the Company placed with hospitals during the second quarter, an increase of $364,000 in cost of sales associated with the write-off of scrap and obsolete inventory as a result of the transition to the new wireless platform and an increase in cost of sales of $241,000 related to engineering samples used for validation testing. The Company’s gross margins are likely to fluctuate from period to period until it is able to realize further economies of scale in its purchasing and manufacturing process through increased manufacturing capacity utilization and automation.

Operating expenses in the three months ended June 30, 2008 increased by 34% to $10.1 million from $7.5 million during the corresponding period in 2007. On a sequential basis, operating expenses declined 11%, from $11.4 million in the first quarter of 2008.  Second quarter 2008 domestic and international sales and marketing expenses in the quarter increased 55% to $6.0 million compared to the second quarter 2007, but declined 12% compared to the first quarter of 2008.  Research and development expenses for the second quarter of 2008 decreased 3% to $1.5 million from $1.6 million in the corresponding 2007 period due to a decrease in materials and components used in new product development.  General and administrative expenses for the second quarter of 2008 increased 24% to $2.6 million from $2.1 million in the corresponding period of 2007, but declined 13% compared to the first quarter of 2008.  The decrease from the first quarter of 2008 is a result of decreases in professional fees, salaries, bonuses and other personnel related expenses.  Operating expenses for the second quarter of 2008 include non-cash stock compensation expense of approximately $459,000 compared with $440,000 in the first quarter of 2008.

Net loss applicable to common shareholders for the three months ended June 30, 2008 was $11.5 million, or $(0.67) per basic and diluted share, compared to net loss applicable to common shareholders of $10.1 million or $(2.69) per basic and diluted share for the corresponding period in 2007. The Company’s unrestricted cash and cash equivalents balance as of June 30, 2008 was approximately $11.6 million.

Michael Whitman, Founder, President and Chief Executive Officer, commented, “The second quarter of 2008 presented several challenges to the Company and I am pleased to report that our management responded well to those challenges.  We performed a thorough review of our operations in April which resulted in a reorganization with the goal of enhancing our quality processes and controls.  A determination was made that there were gaps in quality control, quality assurance and supply chain management, that once addressed would increase customer satisfaction.  In order to address these issues, we hired several new senior level executives to directly manage inventory and supply chain management, manufacturing and product development.  In addition, we have implemented our Quality is Caring program, which is an internal quality assurance plan to ensure that all of our products meet the rigorous expectations of the operating room.

“I don’t want to overlook the tremendous accomplishments that the organization achieved during the second quarter.  Our Reload Automation Machine was delivered and is expected to be operational in the third quarter.  PMI achieved a first in NOTES procedures as a small bowel resection was successfully demonstrated at the NOSCAR meeting in San Francisco.  We also launched several line extensions, including the i45 B&G, the i60 mid-cut, which exclusively enables a less invasive vertical gastroplasty for the treatment of morbid obesity, we received FDA clearance for our i45V, the world’s first vascular Intelligent Surgical Instrument, and we released the iDrive S (straight shaft).

“We remain focused on increasing the acceptance of our products in the marketplace. To this end, we continue to ensure that our sales force is the best trained surgical sales force, which provides significant resource to surgeons and operating room staff both intra and post operatively. PMI remains at on the forefront of interventional medicine and our Intelligent Surgical Instruments will have applications in current surgical procedures and many emerging procedures to come.”

Outlook

The Company is reducing its previously announced guidance of sales for 2008 to be in the range of $10 to $14 million, due to the previously noted factors and the uncertainty associated with launching of the Company’s proprietary new technology and related market acceptance risks.  Based upon achieving these revenues, the Company anticipates a loss from operations in 2008 of $36 to $39 million.  Based on the revised guidance, the Company anticipates it will require additional capital to support the continued development and operating activities and is in the process of exploring several alternatives including strategic licensing transactions and debt and equity financing.

About Power Medical Interventions, Inc.:

Power Medical Interventions®, Inc. is a pioneer in the design, development and manufacturing of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques that benefit surgeons, patients, hospitals and healthcare networks.  PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean.  The Company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about the company’s expected results of operations  for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as the following: we have a limited operating history and have sustained net losses in each year since our inception, which are likely to continue at least through 2008 as we continue to invest in the development of our business; we must increase our sales significantly in order to become profitable and are dependent in doing so on the success of our SurgASSIST platform and in particular of our newly released i60 and iDrive next generation products; we cannot be certain that our SurgASSIST platform will achieve the broad market acceptance necessary to develop a sustainable and profitable business; it may be more difficult than we anticipate to reduce our operating expenses in the near term, and our expense reduction initiatives may adversely affect our ability to execute our business plan; we will need substantial additional funding and we may be unable to raise capital when needed, which will force us to delay, reduce or eliminate our product development programs or commercialization efforts, or curtail or suspend our operations;  to successfully implement our business strategy, we will be required to develop and release new products and to enhance our existing products on a timely basis, and in the past, we have experienced delays in releasing new products and any future product development delays could adversely affect our results of operations; we have limited manufacturing experience and have encountered significant manufacturing difficulties in the recent past, and we may not be able to increase our production to provide an adequate supply of our products to customers; in order to achieve and sustain profitability, we must substantially improve our gross margins, and we cannot assure you that we will be able to achieve sufficient cost reductions in the manufacture of our products to achieve profitability; and we need to make significant improvements in our regulatory compliance operations and in our internal control over financial reporting as well as other improvements to our management, finance, technical and regulatory personnel, systems and facilities in order to support our expected growth.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions, Inc.

John P. Gandolfo, Chief Financial Officer

267-775-8100.

FD
Evan Smith, CFA

Evan.smith@fd.com

212-850-5606